MORGAN STANLEY PATHWAY FUNDS

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, effective as of the 28th day of March 2025, between Consulting Group Advisory Services LLC (the “Manager”), a limited liability company organized and existing under the laws of the State of Delaware, and J.P. Morgan Investment Management Inc. (“Adviser”), a corporation organized and existing under the laws of the State of Delaware.

WHEREAS, the Manager entered into a Management Agreement dated as of October 28th, 2009 (the “Management Agreement”) with the Morgan Stanley Pathway Funds, a Massachusetts business trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions (each a “Portfolio”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”); and

WHEREAS, the Manager desires to retain the Adviser to assist it in the provision of a continuous investment program for that portion of the assets of the Portfolio listed on Appendix A which the Manager may from time to time assign to the Adviser (the “Allocated Assets”) and the Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Manager hereby retains the Adviser to act as investment adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Manager, the Adviser shall manage the investments of the Allocated Assets in accordance with the Portfolio’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Manager may institute. Subject to the forgoing, the Adviser shall have full discretionary authority to (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions, cover open positions, and generally to deal in securities, financial and commodity futures contract, other derivatives transactions, options, short-term investment vehicles and other property and assets comprising or relating to the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets.

B. ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Adviser shall act in conformity with the Trust’s Master Agreement dated April 12, 1991, as amended from time to time (the “Trust Agreement”) and Prospectus and with the written instructions and directions of the Board and the Manager. The Adviser hereby agrees to:

(i)

regularly report to the Board and the Manager (in such form and frequency as the Manager and Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Prospectus, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Manager, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)

As reasonably requested by the Manager or the Portfolio, provide the Portfolio with information available to Adviser regarding Allocated Assets in the Portfolio to assist the Board in determining the appropriate valuation of such assets; and

(iii)

provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Adviser’s non-public information, records and supporting documentation about the composite of accounts and the portfolios the Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Allocated Assets which may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present historical performance information concerning the Adviser’s similarly managed accounts and portfolios, for inclusion in the Trust’s Prospectus and any other reports and materials prepared by the Trust or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities.

C. EXPENSES. The Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Portfolio will be borne by the Trust, except to the extent specifically assumed by the Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D. BROKERAGE. In connection with the investment and reinvestment of the Allocated Portion, the Manager consents to the execution of transactions outside a trading venue and acknowledges that the Adviser is authorized to effect securities and other investment transactions through brokers and dealers of its choosing. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of the Portfolio, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolio and/or other accounts over which the Adviser exercises investment discretion. Consistent with Section 28(e) of the Exchange Act, the Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Allocated Assets which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser and its affiliates to their discretionary clients, including the Portfolio.  Except as permitted by Rule 17a-10 under the 1940 Act, Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Manager or with any other adviser to the Portfolio, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. The Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser (“Affiliated Broker-Dealers”)) and the Affiliated Broker-Dealers may retain commissions in connection with effecting such agency transactions for the Portfolio, provided that it is consistent with Rule 17e-1 under the 1940 Act. The Manager understands that other broker-dealers may be willing to effect transactions for the Allocated Assets at lower commission rates than those charged by Affiliated Broker-Dealers. When executing trades through Affiliated Broker-Dealers, the Adviser shall seek to obtain the most favorable terms for the Allocated Assets transactions that are reasonably available under the circumstances. Adviser will provide to Manager a list of its affiliated broker-dealers, as such may be amended from time to time. Manager will provide to Adviser a list of its affiliated broker-dealers and of those of each other adviser to the Portfolio. The Manager acknowledges that it has been provided a copy of the Adviser’s Order Execution Policy applicable to certain transactions executed through its office in the United Kingdom, as applicable, and consents to transactions being executed on behalf of the Portfolio as described therein.

The Manager authorizes and empowers the Adviser to direct the Portfolio’s custodian (the “Custodian”) to open and maintain accounts for trading in securities and other instruments for and in the name of the Portfolio or the Adviser. In addition, the Manager authorizes and empowers the Adviser to execute for the Portfolio as its agent and attorney-in-fact reasonable and customary customer agreements and other documentation in connection therewith, such as futures and options account agreements (including swaps addenda thereto), cleared derivative execution agreements, International Swaps and Derivatives Association, Inc. master agreements and credit support annexes (“ISDAs”) and any related clearing agreements or control agreements and other agreements related to the foregoing with brokers, dealers, futures commission merchants swap dealers and/or clearing houses as the Adviser shall select. The Manager acknowledges and agrees that the Adviser will rely on representations, warranties and covenants made by the Manager when entering into such agreements and when entering into derivatives transactions on behalf of the Portfolio, and, upon reasonable request by the Adviser, the Manager will provide the Adviser with the representations, warranties and covenants that are required for such transactions. Subject to applicable law, including the custody requirements under the 1940 Act, the Adviser may, using such of the securities and other property in the Portfolio as the Adviser deems necessary or desirable, direct the Custodian to deposit for the Portfolio original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate. The Adviser shall cause all securities and other property purchased or sold for the Portfolio to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Portfolio shall remain in the direct or indirect custody of the Custodian and, at all times, in a manner consistent with the 1940 Act. The Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Portfolio, (ii) to deliver securities and other property against payment for the Portfolio, and (iii) to transfer assets and funds to such brokerage accounts as the Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Adviser except as expressly provided herein

E. AGGREGATION OF ORDERS. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Adviser, the Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold (including those that transactions executed through its office in the United Kingdom, as applicable). In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients. The Manager recognizes that, in some cases, the Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets. Further information regarding the Adviser’s order aggregation practices is available in Part 2A of Adviser’s Form ADV and, with respect to activities conducted in its offices in the United Kingdom (as applicable), the FCA Disclosure Document provided to the Manager.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Allocated Assets of the Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon the Portfolio’s or the Manager’s request, provided, however, that Adviser may retain copies of any records to the extent required for it to comply with applicable laws or the Adviser’s policies and procedures. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Adviser has no responsibility for the maintenance of the records of the Portfolio, except for those related to the Allocated Assets.

G. ADVISER COMPLIANCE RESPONSIBILITIES. The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing that would be customary for a subadviser. However, to the extent that the Adviser has agreed to perform the services specified in this Agreement, the Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Manager or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Adviser shall not be responsible for the Portfolio being in violation of any applicable law or regulation or investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Manager or Trust’s Administrator shall promptly provide the Adviser with copies of the Trust Agreement, the Trust’s By-Laws, the Prospectus and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Manager to evidence Adviser’s compliance with such Prospectus, and the applicable policies or procedures as agreed upon between Manager and Adviser. For avoidance of doubt, Adviser shall not be responsible for non-compliance with any amendments to agreed upon policies and procedures applicable to the Allocated Assets to the extent the amendments are not timely provided to Adviser.

H. PROXY VOTING. The Adviser shall vote all proxies for the Allocated Assets in accordance with the Adviser’s proxy voting guidelines. The Manager shall cause to be forwarded to Adviser all proxy solicitation materials that Manager receives. The Adviser further agrees that it will provide the Board with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format agreed upon between Manager and Adviser. Upon reasonable request, Adviser shall provide the Manager with records of all proxy votes relating to the Allocated Assets as required under the Advisers Act. For avoidance of doubt, the Adviser will not be responsible for providing proxy voting data required for Form N-PX beyond the Allocated Assets voting record. Adviser will also provide an annual certification, the form of which shall be agreed upon between the Manager and Adviser, attesting to the accuracy and completeness of such proxy voting records.

I. USE OF NAMES. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Manager or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Manager or any of its affiliates in material relating to the Adviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Manager shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

J. OTHER ADVISERS. With respect to any Portfolio, (i) the Adviser will not consult with any other adviser to that Portfolio (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Portfolio in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities related business, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Portfolio.

K. PORTFOLIO HOLDINGS. The Adviser will not disclose, in any manner whatsoever, any list of securities held by the Portfolio, except in accordance with the Portfolio’s portfolio holdings disclosure policy, as may otherwise be required by law or as permitted pursuant to Section 16. Delegation of this Agreement.

3. COMPENSATION OF ADVISER. The Manager will pay the Adviser, with respect to each Portfolio on Appendix A attached hereto, the compensation specified in Appendix A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE.

A. The Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

B. The Adviser does not guarantee the future performance of the Allocated Assets of the Portfolio or any specific level of performance, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Allocated Assets. The Manager understands that investment decisions made for the Allocated Assets by the Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

C. Notwithstanding anything in the Agreement to the contrary, the Adviser shall not be liable to the Portfolio or the Manager in respect of the default, fraud, act or omission, negligence or willful misconduct of any market counterparty through or with whom transactions are effected for the Allocated Assets of the Portfolio. Notwithstanding the foregoing, Adviser will act in good faith and with due diligence in the selection, use and monitoring of third parties.

D. Under no circumstances shall the Manager or the Adviser be liable for any special, consequential, indirect, incidental, exemplary or punitive damages.

E. Nothing in this Section 4 shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

5. INDEMNIFICATION.

A. The Manager agrees to indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Adviser of its duties hereunder; provided however that the Manager will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

B. The Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Adviser’s obligations and duties under this Agreement; provided however that the Adviser will not indemnify the Manager for Losses resulting from the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Manager’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The Manager understands that Adviser and its affiliates perform investment advisory services for various clients. Manager agrees that Adviser may give advice and take action with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Assets of the Portfolio. It is the Adviser’s policy to allocate investment opportunities among clients over a period of time on a fair and equitable basis. The Manager recognizes that the Adviser, in effecting transactions for its various accounts, may not always be able to take or liquidate investment positions in the same security at the same time and at the same price. The Manager agrees that the Adviser shall not have any obligations to purchase or sell, or to recommend for purchase or sale, for the Allocated Asset of the Portfolio any security which the Adviser or its affiliates, their directors, officers, principals or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Portfolio. Nothing in this Agreement will in any way limit or restrict the Adviser or any of its respective officers, directors, principals, affiliates or employees from buying, selling or trading in any securities for its or their own accounts or other accounts. The Manager acknowledges and agrees that the Adviser and its affiliates may make different investment decisions with respect to each of its clients or for its own account, and that such fact shall not be relied upon by the Manager or any of the Manager’s agents or representatives as evidence of a breach of the Adviser ‘s duties hereunder. Nothing in this Agreement shall limit or restrict the right of the Adviser, the Manager, the Portfolio, the Trust, or any of their respective directors, officers, affiliates or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7. MAINTENANCE OF INSURANCE. During the term of this Agreement and for a period of one year after termination hereof, Adviser will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under the current industry practices. Adviser shall provide Manager with certificates of insurance upon Manager’s request.

8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9. TERM OF AGREEMENT. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Portfolio’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Manager, by the Board, or by vote of holders of a majority (as defined in the 1940 Act) of the Portfolio’s shares; or on 60 days’ written notice by the Adviser, and will terminate five business days after the Adviser receives written notice of the termination of the Management Agreement between the Trust and the Manager. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. REPRESENTATIONS OF ADVISER. The Adviser represents, warrants, and agrees as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser has provided the information about itself set forth in the Prospectus and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Adviser Information”) and acknowledges that to the best of the Adviser’s knowledge the Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Adviser further agrees to inform the Manager and the Trust’s Administrator immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus, or of any statement contained therein which becomes untrue in any material respect.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Manager and the Trust with a copy of such code of ethics. On at least an annual basis, the Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Manager that the Adviser and its Access Persons have complied with the Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Adviser has identified to the Manager a material violation that has occurred with respect to the Allocated Assets, the Adviser agrees to promptly provide to the Manager such information as the Manager may reasonably request in connection therewith.

C. Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Adviser, its employees, officers and agents. Upon reasonable request, and at its discretion, the Adviser may provide the Manager with access to the records relating to such policies and procedures, to the extent they relate to the Allocated Assets. Adviser will also provide, at the reasonable request of the Manager, periodic certifications, in a form agreed upon between Manager and Adviser, attesting to such written policies and procedures.

D. The Adviser has provided the Manager and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Manager. The statements contained in the Adviser’s registration on Form ADV to the best of Adviser’s knowledge are true and correct in all material respects and do not omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading. The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Adviser acknowledges that it is an “investment adviser” to the Portfolio with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Adviser confirms that, as of the date of this Agreement, to the best of

Adviser’s knowledge neither it nor any of its “affiliated persons,” as defined in the 1940 Act, are affiliated persons of: (i) the Manager; (ii) Morgan Stanley Smith Barney LLC, the distributor for the Trust; or (iii) any trustee or officer of the Trust.

11. REPRESENTATIONS OF MANAGER. The Manager represents, warrants, and agrees as follows: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services of investment adviser to the Portfolio; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services of investment adviser to the Portfolio; (iv) has the authority to enter into and appoint Adviser to perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Manager further agrees to inform the Adviser immediately of any material fact known to the Manager if any of the foregoing is no longer true or accurate. The Manager has provided the Adviser with the Trust’s Declaration of Trust as in effect on the date of this Agreement, the By-Laws, copies of the current Prospectus and Statement of Additional Information, and agree to furnish Adviser with any material supplements or amendments to the foregoing documents, if any.

12. PROVISION OF CERTAIN INFORMATION BY ADVISER. The Adviser will notify the Manager as soon as reasonably possible (1) in the event the SEC or other governmental authority has censured the Adviser; placed limitations upon its activities, functions or operations; or suspended or revoked its registration, if any, as an investment adviser; or (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Adviser further agrees to notify the Manager promptly of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Adviser’s obligations and responsibilities contained in this Agreement, Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but is not limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act with respect to the Allocated Assets; (ii) cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel during the Adviser’s normal business hours; (iv) providing the Trust’s chief compliance officer with periodic reports as agreed upon between the Manager and the Adviser; and (v) providing special reports in the event of compliance problems within a commercially reasonable period of time. Further, Adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Trust (collectively, the “Certifying Officers”) are required to certify the Trust’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by Adviser of which they do not have firsthand knowledge. Consequently, Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Certifying Officers in certifying the Trust’s periodic reports on Form N-CSR, in a form satisfactory to the Trust.

13. PROVISION OF CERTAIN INFORMATION BY THE MANAGER. The Manager will promptly notify the Adviser (1) in the event that the SEC has censured the Manager or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Manager’s registration as an investment adviser; or, to the knowledge of the Manager, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Portfolio has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

14. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

15. LIMITATION OF LIABILITY. The Manager and Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Portfolio, as provided in the Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Manager and the Adviser, and signed by an authorized officer of each acting as such.

16. DELEGATION. The Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services required to enable the Adviser to perform its functions under this Agreement. The Adviser may provide information about the Allocated Assets of the Portfolio to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. The Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Adviser of any of its obligations under this Agreement.

17. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Adviser will notify the Manager of any change of control of the Adviser (as the term “control” is defined under the 1940 Act and the Advisers Act) in each case prior to or promptly after such change. In addition, the Adviser will notify the Manager of any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or the Chief Executive Officer or Chief Financial Officer of the Adviser as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Adviser or Manager upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Manager shall be sent to:

Morgan Stanley Wealth Management

c/o Consulting Group Advisory Services LLC

522 Fifth Avenue

New York, NY 10036

Attention: Chief Operating Officer

Facsimile: (914) 610-7445

Email: robert1.garcia@morganstanley.com

All notices to the Adviser shall be sent to:

J.P. Morgan Investment Management Inc.

277 Park Avenue

New York, NY 10172

Attention: Jessica Badillo, Vice President

Email: jessica.badillo@jpmorgan.com

G. DELIVERY OF FORM ADV. The Manager acknowledges receipt of the Adviser’s Form ADV and, to the extent activities are conducted in the United Kingdom, the FCA Disclosure Document prior to the execution of this Agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE MANAGER:

CONSULTING GROUP ADVISORY SERVICES LLC

By:	/s/ Robert Garcia
Name:	Robert Garcia
Title:	Chief Operating Officer

THE ADVISER:

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jessica Badillo
Name: Jessica Badillo
Title:	Vice President

APPENDIX A

FEE SCHEDULE

For the services provided by Adviser to the Allocated Assets, pursuant to the attached Investment Advisory Agreement, the Manager will pay the Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Allocated Assets at the following annual rates of the average daily net assets of the Allocated Assets as determined by the Trust’s accounting agent:

PORTFOLIO	ASSETS	RATE
Morgan Stanley Pathway Funds – Core Fixed Income Fund	All Assets	Redacted